                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                          SMITH INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[SMITH INTERNATIONAL, INC. LOGO]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 25, 2000

                             ---------------------

To Our Stockholders:

     The Annual Meeting of Stockholders of Smith International, Inc. (the "Company") will be held on TUESDAY, APRIL 25, 2000, at 9:00 a.m., at 1209 Orange Street, Wilmington, Delaware, to consider and take action on the following:

          1. Re-election of two directors: Benjamin F. Bailar and Doug Rock, both for a term of three years;

          2. Ratification of Arthur Andersen LLP as auditors for 2000; and

          3. Transacting any other business properly before the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "IN FAVOR OF" BOTH PROPOSALS.

     The Board of Directors has fixed the close of business on March 1, 2000 as the record date for determining stockholders who are entitled to notice of and to vote at the meeting.

     This Proxy Statement, voting instruction card and Smith International, Inc. 1999 Annual Report are being distributed on or about March 24, 2000.

     This year we are again offering three ways to vote your shares. In addition to the traditional paper proxy card, you may vote via the Internet or by telephone by following the instructions included in this package. In either case, you will need the Control Number that is imprinted on your personalized proxy card.

                                            By Order of the Board of Directors

                                            /s/ NEAL S. SUTTON
                                            Neal S. Sutton
                                            Secretary

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION ABOUT VOTING............................    1
PROPOSAL 1: ELECTION OF DIRECTORS...........................    2
  Nominees..................................................    3
  Directors Continuing in Office............................    4
  Stock Ownership of Directors and Executive Officers.......    6
  Information about the Board and its Committees............    6
  Executive Compensation....................................    7
     Compensation and Benefits Committee Report on Executive
      Compensation..........................................    7
     Comparison of Five-Year Cumulative Total Return........   11
     Executive Compensation Tables..........................   12
     I.   Summary Compensation Table........................   12
     II.  Stock Option/SAR Grants in 1999...................   13
     III. Aggregated Stock Option/SAR Exercises in 1999 and
          December 31, 1999 Option Values...................   13
     Retirement Benefits and Employment Contracts...........   13
  Additional Information about our Directors and Executive
     Officers...............................................   15
  Stock Ownership of Certain Beneficial Owners..............   16
PROPOSAL 2: APPROVAL OF ARTHUR ANDERSEN LLP AS AUDITORS.....   16
OTHER BUSINESS..............................................   16
STOCKHOLDERS' PROPOSALS.....................................   16
ANNUAL REPORT AND FINANCIAL INFORMATION.....................   17

                         [SMITH INTERNATIONAL, INC. LOGO]
                                P. O. Box 60068
                             Houston TX 77205-0068

                                PROXY STATEMENT

     YOUR VOTE IS VERY IMPORTANT. For this reason, the Board of Directors is soliciting Proxies to be used at the 2000 Annual Meeting. This Proxy Statement is being sent to you in connection with this request and has been prepared for the Board by our management. "We", "our", "Smith" and the "Company" each refers to Smith International, Inc. This Proxy Statement is first being sent to our stockholders on or about March 24, 2000. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE
(1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD.

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE.

     You are entitled to vote your common stock if our records show that you held your shares as of March 1, 2000. At the close of business on March 1, 2000, a total of 49,874,930 shares of common stock ("Common Stock") were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

HOW YOU CAN VOTE.

     If you return your signed proxy card to us, or if you vote by the Internet or by telephone before the Annual Meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some, or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from both proposals. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. If the meeting is adjourned, your Common Stock may be voted by the Proxies on the new meeting date as well, unless you have revoked your proxy instructions.

     IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW; AND "FOR" PROPOSAL 2.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS.

     You can revoke your proxy at any time before it is exercised in any of four ways:

          (1) by submitting written notice of revocation to the Secretary;

          (2) by submitting another proxy that is properly signed and later dated;

          (3) by submitting another proxy via the internet or by telephone on a date after the date of your last proxy; or

          (4) by voting in person at the meeting.

NUMBER OF VOTES REQUIRED.

     Directors must be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the greatest number of votes will be elected. A majority of the shares represented at the meeting are required to approve each proposal. The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced to the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, the nominee may vote on matters which the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. We do not count broker non-votes as votes for or against any proposal; however, abstentions are voted against a proposal. Abstentions and broker non-votes have no effect on the outcome of the election of directors.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING.

     We do not know of any other matters to be presented or acted upon at the meeting, other than those mentioned in this document. If any other matter is presented at the meeting on which a vote may properly be taken, your signed proxy card gives authority to Loren K. Carroll and Neal S. Sutton to vote on such matters.

COST OF THIS PROXY SOLICITATION.

     We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, some of our employees may solicit stockholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Morrow & Co. to assist in the solicitation of proxies for a fee of $6,500, plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     At the 2000 Annual Meeting, stockholders will elect two persons as Class II directors to hold office until the 2003 Annual Meeting, or until they are succeeded by other qualified directors who have been elected. The nominees are Benjamin F. Bailar and Doug Rock.

     Directors must be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the greatest number of votes will be elected. Votes withheld for any Director will not be counted.

     We will vote your shares as you specify on your proxy card. If you properly execute and return your proxy card (in paper form, electronically via the Internet or by telephone), but don't specify how you want your shares voted, we will vote them for the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, and you have either voted for the substituted nominee or not specified your vote, we will vote your shares for that other person.

     Both of the nominees are now members of the Board of Directors. A brief biography of all directors is presented below:

                                    NOMINEES

     Directors to be elected to Class II for term expiring in 2003:

BENJAMIN F. BAILAR                                                                               [PICTURE]
Age:                                  65
Director Since:                       1993
Recent Business Experience:           Mr. Bailar is the Dean and H. Joe Nelson,
                                      III Professor of Administration Emeritus of
                                      Jesse H. Jones Graduate School of
                                      Administration of Rice University, where he
                                      held that position from September 1, 1987
                                      through June 1997.
Committee Membership:                 Chairman, Audit Committee.
Other Directorships:                  Dana Corporation; U.S. Can Corporation;
                                      Trico Marine Services, Inc.; Trustee of the
                                      Philatelic Foundation.

DOUG ROCK                                                                                        [PICTURE]
Age:                                  53
Director Since:                       1987
Recent Business Experience:           Mr. Rock was elected Chairman of the Board
                                      of Directors on February 26, 1991. Mr. Rock
                                      has been with the Company since 1974 and has
                                      been Chief Executive Officer, President and
                                      Chief Operating Officer since March 31,
                                      1989.
Committee Membership:                 Executive Committee.
Other Directorships:                  VIAD CORP.

                         DIRECTORS CONTINUING IN OFFICE

     Directors of Class III to continue in office until 2001:

JAMES R. GIBBS                                                                                   [PICTURE]
Age:                                  55
Director Since:                       1990
Recent Business Experience:           Mr. Gibbs is the Chairman of the Board,
                                      President & Chief Executive Officer of
                                      Frontier Oil Corporation (formerly Wainoco
                                      Oil Corporation). He was President and Chief
                                      Operating Officer of Frontier from January
                                      1, 1987 to April 1, 1992, at which time he
                                      assumed the additional position of Chief
                                      Executive Officer. He was elected Chairman
                                      of the Board of Frontier in April 1999. He
                                      joined Frontier Oil Corporation in February
                                      1982 as Vice President of Finance and
                                      Administration, and was appointed Executive
                                      Vice President in September 1985.
Committee Membership:                 Audit Committee; Executive Committee;
                                      Chairman, Compensation and Benefits
                                      Committee.
Other Directorships:                  Frontier Oil Corporation; Veritas DGC Inc.;
                                      Talon International, Inc.; advisory director
                                      of Frost Bank-Houston.

JERRY W. NEELY                                                                                   [PICTURE]
Age:                                  63
Director Since:                       1977
Recent Business Experience:           Mr. Neely has held a number of positions
                                      with the Company from 1965 to 1987. He was
                                      elected Chairman of the Board in 1977 and
                                      served in that capacity until December 1987.
                                      Since that time, Mr. Neely has been a
                                      private investor.
Committee Membership:                 Compensation and Benefits Committee; Audit
                                      Committee; Chairman, Executive Committee.
Other Directorships:                  Elamex; member of the Board of Trustees of
                                      the University of Southern California.

     Directors of Class I to continue in office until 2002:

G. CLYDE BUCK                                                                                    [PICTURE]
Age:                                  62
Director Since:                       1992
Recent Business Experience:           Mr. Buck has had extensive experience in
                                      energy-related matters. He received a B.A.
                                      in economics from Williams College and a
                                      M.B.A. from Harvard and is currently Senior
                                      Vice President and Managing Director
                                      Corporate Finance of the investment banking
                                      firm of Sanders Morris Harris (which
                                      recently merged with Harris, Webb &
                                      Garrison, Inc.), a position he has held
                                      since April 1998. From 1983 to 1998, Mr.
                                      Buck was a Managing Director in the Houston
                                      corporate finance office of Dain Rauscher
                                      Incorporated.
Committee Membership:                 Compensation and Benefits Committee.

LOREN K. CARROLL                                                                                 [PICTURE]
Age:                                  56
Director Since:                       1987
Recent Business Experience:           Mr. Carroll joined the Company in December
                                      1984 as Vice President and Chief Financial
                                      Officer. In January 1988 he was appointed
                                      Executive Vice President and Chief Financial
                                      Officer and served in that capacity until
                                      March 1989. Mr. Carroll rejoined the Company
                                      in 1992 as Executive Vice President and
                                      Chief Financial Officer; Mr. Carroll
                                      continues to hold the office of Executive
                                      Vice President of the Company. On March 16,
                                      1994, Mr. Carroll was named the President
                                      and Chief Executive Officer of M-I L.L.C., a
                                      company in which the Company holds a 60%
                                      interest.
Committee Membership:                 Executive Committee.
Other Directorships:                  Fleetwood Enterprises, Inc.

WALLACE S. WILSON                                                                                [PICTURE]
Age:                                  70
Director Since:                       1998
Recent Business Experience:           Mr. Wilson was President of Wilson
                                      Industries, Inc. from 1964 to 1980, at which
                                      time he assumed the additional position of
                                      Chairman of the Board and Chief Executive
                                      Officer. He served as Chairman of the Board,
                                      President and Chief Executive Officer of
                                      Wilson Industries, Inc. until April 30,
                                      1998, when Wilson Industries was purchased
                                      by the Company. Mr. Wilson became a director
                                      of the Company on May 15, 1998.
Committee Membership:                 Compensation and Benefits Committee.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock beneficially owned as of March 1, 2000 by each Director or nominee for Director, the executive officers named in the Summary Compensation Table included later in this proxy statement and all Directors and officers as a group. Except as otherwise indicated, the persons listed below have sole voting power and investment power relating to the shares shown. All Directors and executive officers beneficially own 5.7% of the outstanding Common Stock.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                       COMMON STOCK
                                                    BENEFICIALLY OWNED
                                                   --------------------
                                                    NO. OF     PERCENT
NAME OF INDIVIDUAL                                  SHARES     OF CLASS
------------------                                 ---------   --------
Benjamin F. Bailar(1)............................      3,800     *
Roger A. Brown...................................     59,700     *
G. Clyde Buck(1).................................     10,800     *
Loren K. Carroll.................................    136,450     *
James R. Gibbs(1)................................      3,700     *
Jerry W. Neely(1)................................    247,502     *
Doug Rock........................................    137,500     *
Neal S. Sutton...................................     32,950     *
Richard A. Werner................................     44,200     *
Wallace S. Wilson(1).............................  2,093,850     4.2
All Directors and executive officers as a group
  (16 persons)(1)(2)(3)..........................  2,835,623     5.7

---------------

 *  Less than 1%

(1) The amounts reported by Messrs. Bailar, Buck, Gibbs, Neely and Wilson include 200 shares to be issued to each outside director on or about April 25, 2000 under the Smith International, Inc. Stock Plan for Outside Directors.

(2) The amounts reported include shares of Common Stock which could be acquired on or before May 1, 2000 through the exercise of stock options as follows:
    Mr. Rock: 137,500; Mr. Carroll: 108,750; Mr. Sutton: 32,950; Mr. Werner:
    44,200; and Mr. Brown: 59,700; and all executive officers as a group:
    444,750.

(3) The amounts reported include Common Stock allocated to accounts under a
    Section 401(k) plan as follows: Mr. Werner: 409 shares; all directors and executive officers as a group: 3,521.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     THE BOARD. During 1999, the Board of Directors held nine meetings. All directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they served.

     COMMITTEES OF THE BOARD.

     The Company has an Audit Committee and its members are Messrs. Bailar, Gibbs and Neely. The Audit Committee reviews Smith's auditing, accounting, financial reporting and internal control functions. This committee also recommends the firm that Smith should retain as its independent accountant. All members are non-employee directors. During 1999, the Audit Committee held two meetings.

     The Company has a Compensation and Benefits Committee, and its members are Messrs. Gibbs, Buck, Neely and Wilson. The Compensation and Benefits Committee reviews Smith's executive compensation and employee benefit plans and programs, including their establishment, modification and administration. It also administers the Company's stock option plan. During 1999, this committee held two meetings. The Executive

Compensation Subcommittee of this committee, comprised of Messrs. Gibbs and Buck, held two meetings during 1999.

     The Company has an Executive Committee and its members are Messrs. Neely, Carroll, Gibbs and Rock. The Executive Committee has limited power to act on behalf of the Board whenever the Board is not in session. This Committee meets only as needed and did not meet in 1999.

     The Board of Directors does not have a Nominating Committee.

     DIRECTORS' COMPENSATION. Employee Directors receive no additional compensation other than their normal salary for serving on the Board or its Committees. Non-employee Directors receive $28,000 annually and $1,500 for each meeting attended. In addition, they are paid $3,000 for chairing a committee and paid $1,250 for each committee meeting attended. Non-employee Directors also receive an annual grant of 200 shares of Common Stock.

     NON-EMPLOYEE DIRECTOR PROGRAMS. The Company terminated its Directors' Retirement Plan in 1998. The Company has issued each of the non-employee Directors restricted stock grants to fund the actuarial value of their accrued benefits under the retirement plan. These grants will "cliff-vest" upon retirement after ten years of service as a director. This means the grants will all vest at once upon retirement after ten years of service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Buck, Gibbs, Neely and Wilson are members of the Company's Compensation and Benefits Committee. During 1999, neither Mr. Buck, Mr. Gibbs, Mr. Neely nor Mr. Wilson were officers or employees of the Company or any of its subsidiaries, nor did any of them have any relationship with the Company which requires disclosure under SEC requirements. From 1977 to December 1987, Mr. Neely was Chief Executive Officer and Chairman of the Board of Directors of the Company.

                             EXECUTIVE COMPENSATION

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     Smith's executive compensation program is designed to help the Company attract, motivate and retain the executive resources that the Company needs in order to maximize its return to stockholders. The objective of the Company's compensation program for key management positions is to provide compensation packages that are consistent with competitive market norms for companies similar in size, activity and complexity to the Company.

     The Compensation and Benefits Committee (the "Committee"), which consists solely of non-employee Directors, administers the executive compensation programs of the Company and determines the compensation of senior management. An independent compensation consultant, PricewaterhouseCoopers, advises the Committee on all compensation matters.

     The Company's executive compensation program is structured and implemented to provide competitive compensation opportunities and various incentive award payments based on Company and individual performance, as well as to link compensation to financial targets which affect short and long term share price performance. The Committee administers all of the Company's executive compensation programs, including the design of the programs and the measurement of their effectiveness. The Committee also reviews and approves all salary arrangements and other payments to executives, evaluates their performance and considers other related matters.

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the four other highest paid executive officers named in the Summary Compensation Table. The limit is $1 million per executive per year, but compensation payable solely upon the attainment of performance goals is excluded from the limitation. The Committee has established an Executive Compensation Subcommittee to review and establish compensation for any executive officer whose compensation might exceed $1 million in any year. The Subcommittee consists of two members of the Committee, Messrs. Gibbs and Buck, who are independent directors as defined in the Internal Revenue Code and its regulations. The Subcommittee and Committee will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to
Section 162(m) of the Internal Revenue Code. Where it deems advisable, the Committee will take appropriate action to maintain the tax deductibility of its executive compensation.

TYPES OF COMPENSATION

     There are two main types of compensation:

          (1) Annual Compensation. This includes base salary and annual incentives (bonuses). Smith awards bonuses only when a year's financial performance meet a certain level required under the annual incentive plan.

          (2) Long-Term Compensation. This includes stock options and other long-term incentive awards based on Common Stock. The value of these awards depends upon Company performance and future stock value.

FACTORS CONSIDERED IN DETERMINING COMPENSATION

     The Committee wants the compensation of Smith executives to be competitive in the worldwide energy industry. The Committee estimates an executive's competitive level of total compensation based on information from a variety of sources, including proxy statements, special surveys and its compensation consultant. The companies that are part of the Peer Group described in the performance graph are some of the companies used by the Committee in establishing both base salary and performance-based targeted incentive compensation. The sources used by the Committee are larger than the Peer Group, but are all in the energy industry. The Committee then compares the industry information with the Peer Group and with the Company's compensation levels to determine both base salary and incentive compensation.

  Annual Compensation

     Annual compensation for Smith executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

     The Committee annually reviews each executive's base salary. The Committee aims to pay salaries at or slightly above the median of the range of compensation paid by similar companies. The Committee also looks at the specific job duties, the person's achievements and other criteria. Increases in base salary are primarily the result of individual performance, which includes meeting specific goals established by the Committee. The criteria used in evaluating individual performance varies depending on the executive's function, but generally include leadership inside and outside the Company; advancing the Company's interest with customers, vendors and in other business relationships; product quality and development; and advancement in skills and responsibility. In 1999, seven executive officers received merit increases.

  Annual Incentive Compensation.

     The annual incentive plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of cash awards that are paid based on the achievement of performance objectives established for the fiscal year. Each year, the Committee sets corporate goals based upon financial objectives deemed appropriate by the Committee. These objectives may include earnings per share, profit after tax, return on assets, return on net capital employed, or other financial objectives for the year. Where executives have strategic business unit responsibilities, their goals are based on financial performance measures supporting that business unit's performance. No bonus is paid to corporate executives unless certain threshold Company performance levels set by the Committee are reached. Business unit executives must meet certain threshold performance levels in their business unit's annual incentive plan in order to receive a bonus.

     Each year the Committee sets targets for each executive relating to annual incentive compensation. The target incentive awards for 1999 for eligible Company executives were based on various company, business unit and individual performance measures. The Committee does not use a specific formula for weighing individual performance. Instead, individuals are assessed based upon how they contributed to the Company's business success in his or her area of responsibility. No awards were made to corporate executives in 1999 under the Annual Incentive Plan for fiscal year 1998. Awards were made to executives in several of the Company's business units based upon the unit reaching performance goals under its annual incentive plan for 1998.

  Stock Option Program.

     The Committee strongly believes that the grant of significant annual equity awards further links the interests of senior management and Smith's stockholders. Each year, the Committee determines the total amount of options to be made available to the Company's executives. These amounts vary each year and are based upon what the Committee believes is appropriate. The Committee considers an executive's total compensation package, including the amount of stock options previously awarded. Other important factors are the desire to create stockholder value, encourage equity ownership, provide an appropriate link to stockholder interests and provide long-term incentive award opportunities in the same range as similar companies in the Company's industry.

  Chief Executive Officer Compensation.

     The Executive Compensation Subcommittee (the "Subcommittee") determines the pay level for the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation for similar positions. A significant portion of compensation for the Chief Executive Officer is based upon the Company's performance. Specific actions taken by the Subcommittee regarding Mr. Rock's compensation are summarized below.

     Base Salary -- The base salary for Mr. Rock was reviewed at the December 1998 meeting of the Subcommittee and increased to $715,000. In setting Mr. Rock's base salary for fiscal year 1999, the Subcommittee reviewed the recommendations by the independent consultant, PricewaterhouseCoopers and market comparisons as well as the Company's acquisition activities and expense control during fiscal year 1998.

     Annual Incentive -- No annual incentive bonus was paid to Mr. Rock in 1999 due to the Company's performance in 1998, which resulted from a severe downturn in the industry.

     Stock Options -- Non-qualified stock options to purchase 99,400 shares were granted to Mr. Rock on December 7, 1999 at the recommendation of the Subcommittee. The award of stock options to Mr. Rock was approximately 18% of the total stock options granted to all employees of the Company in 1999. The options were granted at 100% of fair market value on the date of grant. The performance sensitivity of the grant is built into the option concept, since the options produce no gain unless the Company's share price rises over the initial grant price.

SUMMARY

     The Committee believes that the compensation program for the executives of the Company is comparable with compensation programs provided by companies within the energy industry and serves the best interests of Smith's stockholders. The Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.

                                            Compensation and Benefits Committee

                                            James R. Gibbs, Chairman
                                            G. Clyde Buck
                                            Jerry W. Neely
                                            Wallace S. Wilson

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     Below is a line graph comparing the cumulative total stockholder return of Smith's Common Stock against the cumulative total return of the S&P 500 Index and our Peer Group for each of the five years in the period starting December 31, 1994 and ending December 31, 1999. Our Peer Group consists of the following companies in the same general line of business as the Company: Baker Hughes, Inc., BJ Services Company, Weatherford International Inc., Halliburton Company and Tuboscope, Inc.

     The results are based on an assumed $100 investment on December 31, 1994 and reinvestment of dividends (if applicable). For each index, total return is based on market capitalization of its components.

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------------------
                         Dec. 1994        Dec. 1995        Dec. 1996        Dec. 1997        Dec. 1998        Dec. 1999
---------------------------------------------------------------------------------------------------------------------------
 Smith                    $100.00          $189.90          $362.63          $495.96          $203.54          $401.52
 S&P 500                  $100.00          $137.58          $169.17          $225.60          $290.08          $351.12
 Peer Group               $100.00          $142.75          $192.65          $288.01          $145.23          $204.93

                         EXECUTIVE COMPENSATION TABLES

     The following table shows compensation for services to Smith of the persons who during 1999 were the chief executive officer and the other four most highly compensated executive officers (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                                                             -------------------------------------
                                                                                                         PAYOUTS
                                                                                     AWARDS            -----------
                                               ANNUAL                        -----------------------      LONG
                                            COMPENSATION         OTHER       RESTRICTED   SECURITIES      TERM           ALL
                                          -----------------      ANNUAL        STOCK      UNDERLYING    INCENTIVE       OTHER
NAME OF INDIVIDUAL AND                    SALARY     BONUS    COMPENSATION     AWARDS      OPTIONS        PLAN       COMPENSATION
PRINCIPAL POSITION                 YEAR    $(1)        $           $             $           (#)       PAYOUTS ($)       $(2)
----------------------             ----   -------   -------   ------------   ----------   ----------   -----------   ------------
Douglas L. Rock..................  1999   715,000         0       --            --          99,400         --           84,130
 President and Chief Executive     1998   671,923   550,000       --            --         140,000         --          148,812
 Officer                           1997   548,658   500,000       --            --          60,000         --          127,938

Loren K. Carroll.................  1999   450,008         0       --            --          40,500         --           52,319
 Executive Vice President,         1998   424,251   288,000       --            --          64,000         --           87,650
 President and Chief Executive     1997   359,054   260,000       --            --          28,000         --           76,386
 Officer of M-I L.L.C.

Neal S. Sutton...................  1999   315,016         0       --            --          20,200         --           35,650
 Senior Vice                       1998   264,046   161,000       --            --          38,000         --           52,687
 President -- Administration,      1997   229,592   150,500       --            --          12,400         --           47,232
 General Counsel and Secretary

Richard A. Werner................  1999   260,000   153,540       --            --          20,200         --           47,461
 President -- Smith Services       1998   232,889   140,000       --            --          38,000         --           44,707
 business unit                     1997   199,677   131,600       --            --          12,400         --           36,936

Roger A. Brown...................  1999   260,000    99,440       --            --          20,200         --           40,957
 President -- Smith Bits business  1998   241,118   128,800       --            --          38,000         --           46,071
 unit                              1997   199,677   131,600       --            --          12,400         --           36,961


---------------

(1) The amounts in this column include compensation deferred by the Named Officers in 1997, 1998 and 1999 pursuant to the Smith International, Inc. Supplemental Executive Retirement Plan ("SERP").

(2) The amounts in this column include the Company's contribution to the Named Officers' account in the SERP in 1997, 1998 and 1999, excluding interest (at 120% of the applicable Federal long-term rate). In 1999, SERP contributions to the Named Officers' account are as follows: Mr. Rock: $75,330; Mr.
    Carroll: $41,919; Mr. Sutton: $26,850; Mr. Werner: $37,061; and Mr. Brown:
    $32,157. In addition, this column also reflects the Company's contributions to the Smith International, Inc. 401(k) Retirement Plan. The 1999 contributions to the Named Officers' 401(k) account are as follows: Mr.
    Rock: $8,800; Mr. Carroll: $10,400; Mr. Sutton: $8,800; Mr. Werner: $10,400;
    and Mr. Brown: $8,800.

OPTION/SAR GRANTS IN 1999

     The following table shows all grants of options to the Named Officers in 1999. No stock appreciation rights were granted in 1999.

                                                                 INDIVIDUAL GRANTS
                                  -------------------------------------------------------------------------------
                                   NUMBER OF
                                   SECURITIES      % OF TOTAL
                                   UNDERLYING    OPTIONS GRANTED   EXERCISE OR
                                     OPTION       TO EMPLOYEES     BASE PRICE    EXPIRATION       GRANT DATE
NAME                              GRANTS(#)(1)       IN 1999        ($/SHARE)       DATE      PRESENT VALUE($)(2)
----                              ------------   ---------------   -----------   ----------   -------------------
Douglas L. Rock.................     99,400          18.2%            39.19       12-07-09         1,818,225
Loren K. Carroll................     40,500           7.4%            39.19       12-07-09           740,826
Neal S. Sutton..................     20,200           3.7%            39.19       12-07-09           369,498
Richard A. Werner...............     20,200           3.7%            39.19       12-07-09           369,498
Roger A. Brown..................     20,200           3.7%            39.19       12-07-09           369,498

---------------

(1) Options were granted to the Named Officers on December 7, 1999 at an exercise price of $39.19. The exercise price per share is equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date of grant. Options granted vest at a rate of 25% per year and will not begin to become exercisable until December 7, 2000. If a change of control occurs, all outstanding options would become exercisable immediately.

(2) Present value was calculated using the Black-Scholes option pricing model. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's Common Stock, which will be determined by future events and unknown factors. The estimated values under the Black-Scholes model are based upon certain assumptions as to variables such as interest rate and stock price volatility. The ultimate value of the options will depend on the future market price of the Company's Common Stock.

AGGREGATED OPTION EXERCISES IN 1999 AND DECEMBER 31, 1999 OPTION VALUES

     The following table provides information on options exercised by the Named Officers during 1999 and the value of options held by such officers at December 31, 1999.

                                                         NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                               SHARES                           DECEMBER 31, 1999           DECEMBER 31, 1999($)(1)
                             ACQUIRED ON      VALUE      -------------------------------   -------------------------
NAME                         EXERCISE(#)   REALIZED($)      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                         -----------   -----------   -------------------------------   -------------------------
Douglas L. Rock............    30,000      $  859,875            271,188/246,900              7,299,175/3,893,808
Loren K. Carroll...........    25,000      $1,035,812            141,425/108,750              3,924,541/1,732,753
Neal S. Sutton.............    11,500      $  469,945             69,950/ 57,650               1,990,956/ 980,216
Richard A. Werner..........    31,650      $1,177,041             44,200/ 57,650               1,048,413/ 980,216
Roger A. Brown.............     8,250      $  262,928             59,700/ 57,650               1,592,219/ 980,216

---------------

(1) Value based on the closing price on the New York Stock Exchange Composite Tape for the Common Stock on December 31, 1999 ($49.6875).

                  RETIREMENT BENEFITS AND EMPLOYMENT CONTRACTS

PENSION PLAN

     Smith International, Inc. Restated Pension Plan. The Company has a defined benefit pension plan (the "Restated Pension Plan") which is currently frozen. The benefit accruals were frozen effective March 1, 1987, and the amount of the pension benefit was fixed for all eligible employees based only upon benefit accruals from September 1, 1985 to March 1, 1987. Any benefits under the Restated Pension Plan are offset by benefits paid under a previous pension plan of the Company.

     The following table illustrates the estimated annual retirement benefit payable as a life annuity under the Restated Pension Plan and the Supplemental Pension Plan (which is discussed below) to any employee retiring at normal retirement age in various compensation levels and certain years-of-service classifications.

                               PENSION PLAN TABLE

                                                           ESTIMATED ANNUAL PENSION FOR
                                                                 YEARS OF SERVICE
                                                          ------------------------------
COMPENSATION                                                 20         25         30
------------                                              --------   --------   --------
 $ 125,000..............................................  $ 3,280    $ 3,280    $ 3,280
   200,000..............................................    5,250      5,250      5,250
   300,000..............................................    7,875      7,875      7,875
   400,000..............................................   10,500     10,500     10,500
   500,000..............................................   13,125     13,125     13,125
   700,000..............................................   18,375     18,375     18,375
   800,000..............................................   21,000     21,000     21,000
   900,000..............................................   23,625     23,625     23,625
 1,000,000..............................................   26,250     26,250     26,250

     Since benefit accruals under the Company's Restated Pension Plan have been frozen since March 1, 1987, the years of service for the Named Officers is only the period from September 1, 1985 to March 1, 1987. The annual pension benefit that would be payable at age 65 under the Restated Pension Plan to the Named Officers are as follows: Mr. Rock: $8,150; Mr. Carroll: $4,282; Mr. Sutton:
$-0-; Mr. Werner: $-0-; and Mr. Brown: $-0.

     Smith International, Inc. Supplemental Pension Plan. Supplemental retirement benefits are provided to all of the executive officers and certain other participants under the Smith International, Inc. Supplemental Pension Plan (the "Supplemental Pension Plan"). This plan allows participants to retire at age 60. The participants receive an unfunded annual benefit at retirement equal to that which they would have been paid had the participant remained in service until age 65. Participants who reach age 55 while actively employed by the Company and who accrue five years of service with the Company are vested in their benefit. If a participant dies after reaching age 55, his or her spouse is entitled to a survivor's benefit.

SMITH INTERNATIONAL, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

     The Company adopted the SERP effective October 1, 1993. It is a non-qualified, deferred compensation plan covering all of the executive officers and certain other participants. The primary purpose of the SERP is to provide executives who are affected by the Internal Revenue Code limitations under the Company's 401(k) Retirement Plan (the "401(k) Plan") with the opportunity to defer a portion of their current compensation. Distributions may generally be made following a participant's termination of employment. A participant in the SERP may defer up to 50% of his or her salary for a plan year ending December
31. A participant may also defer up to 100% of any Annual Incentive bonus awarded during the plan year. The Company may also make contributions to the SERP on behalf of its participants.

     Age-Weighted Contributions. Effective as of the last day of each quarter during the year, a contribution may be allocated under the SERP based on the participant's age-weighted contribution percentage ("AWCP") ranging from 2 to 6%. The difference between a participant's (i) "Total 401(k) Compensation" and his or her (ii) "Net 401(k) Compensation" is multiplied by the AWCP to compute the age-weighted contribution for the year. "Total 401(k) Compensation" generally means the total of all cash amounts paid by the Company to a participant, including deferred amounts. "Net 401(k) Compensation" generally means Total 401(k) Compensation less participant contributions to the SERP, but not to exceed $170,000 for any year. Effective January 1, 1995, the SERP was amended to fix the AWCP for the executive officers at 6%.

     Matching Contributions. The SERP contains matching provisions which mirror the matching formulas in effect for the 401(k) Plan, but without regard to certain Code limits applicable to the 401(k) Plan. Matching contributions for a plan year in both the SERP and 401(k) combined cannot exceed 6% of a participant's Total 401(k) Compensation net of any incentive bonus. Effective January 1, 1995, the SERP was amended so that executive officers will receive matching contributions up to 6% of their Total 401(k) Compensation.

     Discretionary Profit Sharing Contributions. The Compensation Committee of the Board may, in its discretion, determine the amount of any Company profit sharing contribution for a plan year and how such amount is to be allocated among the SERP participants.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. Rock, Sutton and Werner. These agreements have an initial term of three years and are automatically extended for an additional year at each anniversary date. The employment agreements with Messrs. Rock, Sutton and Werner contain the employee's salary and other conditions of employment and entitle the employee to participate in the Company's bonus program and other benefit programs.

     On January 4, 2000, the Company entered into Change-of-Control Employment Agreements ("Agreement") with seven executive officers, including Messrs. Rock, Carroll, Sutton, Werner and Brown. In the event of a "change of control" of the Company, as defined in the Agreement, the Change-of-Control Agreements provide for the continued employment of the seven executive officers for a period of three years and provide for the continuation of salary and benefits. If the executive is terminated by the Company (other than for cause, death or disability), or if the executive elects to terminate his employment for "Good Reason", as defined in the Agreement, the executive is entitled to receive a lump sum payment in cash equal to the aggregate of the following amounts: (i) current annual base salary and pro rata bonus through the date of termination;
(ii) any compensation previously deferred by the executive and any accrued vacation pay; (iii) three times the executive's annual base salary and Highest Annual Bonus, as defined in the Agreement; and (iv) any actuarial difference in the SERP benefit the executive would have received had the executive's employment continued for three years after the date of the executive's termination.

     The executive would also receive continued coverage under applicable welfare and benefit plans for three years. The Change of Control Agreements also provide for an additional payment to the executive of an amount equal to any Excise Tax, as defined in the Agreement, imposed on the aggregate cash payment described above and any income taxes imposed on such additional payment, so that the executive receives the amount that would have been received had any Excise Tax not been imposed. The determination of whether and when the additional payment is required and the amount of such payment will be made by Arthur Andersen LLP.

                        ADDITIONAL INFORMATION ABOUT OUR
                        DIRECTORS AND EXECUTIVE OFFICERS

COMPLIANCE WITH SECTION 16(a) REPORTING

     The rules of the Securities and Exchange Commission ("SEC") require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and executive officers. Based on Company records and representations by its directors and executive officers, the Company believes that during 1999 all filings were made in compliance with SEC requirements.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows certain information about stock ownership of all persons known to the Company to own of record or beneficially more than 5% of the outstanding Common Stock of the Company as of March 1, 2000. This information is based upon information furnished to the Company by these persons and statements filed with the SEC:

NAME AND ADDRESS                                              AMOUNT AND NATURE OF   PERCENT OF
OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP     CLASS
-------------------                                           --------------------   ----------
FMR Corp....................................................       7,244,186           14.5%
  82 Devonshire Street
  Boston, Massachusetts 02109
Morgan Stanley Dean Witter & Co.............................       3,759,632            7.5%
  1585 Broadway
  New York, New York 10036
T. Rowe Price Associates, Inc...............................       2,948,200            5.9%
  100 East Pratt Street
  Baltimore, Maryland 20212
AMVESCAP PLC................................................       2,895,850            5.8%
  1315 Peachtree Street, N.E.
  Atlanta, Georgia 30309

            PROPOSAL 2: APPROVAL OF ARTHUR ANDERSEN LLP AS AUDITORS

     The Board of Directors has selected Arthur Andersen LLP to audit the books and records of the Company for its fiscal year ending December 31, 2000. The Company has been advised by Arthur Andersen LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors, tax advisors and consultants.

     Arthur Andersen LLP has been the Company's independent public accounting firm since 1952. The firm has offices in or convenient to most of the locations in the world where the Company and its subsidiaries operate.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE CONTINUED ENGAGEMENT OF ARTHUR ANDERSEN LLP TO AUDIT THE BOOKS AND RECORDS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present any other business for action at the meeting and the Company has not been advised of any other business intended to be presented by others.

                            STOCKHOLDERS' PROPOSALS

     In order to be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted to the Company in writing by no later than November 27, 2000. In addition, in order for a stockholder to bring any business before a stockholder meeting, timely notice must be received by the Company in writing by no later than November 27, 2000.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

     A COPY OF THE COMPANY'S 1999 ANNUAL REPORT TO STOCKHOLDERS ACCOMPANIES THIS PROXY STATEMENT. WE WOULD BE HAPPY TO PROVIDE WITHOUT CHARGE THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, TO ANY PERSON REQUESTING A COPY IN WRITING AND STATING THAT HE WAS A BENEFICIAL HOLDER OF THE COMPANY'S COMMON STOCK ON MARCH 1, 2000. THE COMPANY WILL ALSO FURNISH COPIES OF ANY EXHIBITS TO THE FORM 10-K AT $0.50 PER PAGE, PAID IN ADVANCE. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:

                  INVESTOR RELATIONS
                  SMITH INTERNATIONAL, INC.
                  P. O. BOX 60068
                  HOUSTON TX 77205-0068

     The Company's 1999 Annual Report to Stockholders should not be regarded as proxy soliciting material or as a communication for which a solicitation of proxies is to be made.

                                            By Order of the Board of Directors

                                            /s/ NEAL S. SUTTON

                                            Neal S. Sutton
                                            Secretary

[X] Please mark your                                                       7551
    votes as in this
    example.

     This Proxy will be voted as directed below, or where no direction is given, will be voted "FOR" Items 1 and 2 and in the discretion of the proxies on all other matters.

--------------------------------------------------------------------------------------------------------------------------
                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
--------------------------------------------------------------------------------------------------------------------------
                FOR  WITHHELD  NOMINEES:                                                   FOR  AGAINST  ABSTAIN
1. Election of  [ ]    [ ]     01. Benjamin F. Bailar  2. Approval of Arthur Andersen LLP  [ ]    [ ]      [ ]
   Directors.                  02. Doug Rock              as independent
                                                          auditors of the Company.
For, except vote withheld from
the following nominee(s):
                                                       3. In the discretion of the proxies on any other matters that
------------------------------                            may properly come before the meeting or any adjournment thereof.

                                                                                    --------------------------------------
                                                                                               SPECIAL ACTION
                                                                                    --------------------------------------
                                                                                       Comments or change of address [ ]
                                                                                       on reverse side.
                                                                                    --------------------------------------

SIGNATURE(S)                                              DATE
             ----------------------------------------------     ----------------
NOTE: Signature(s) should agree with name(s) as printed on this proxy. When signing in a fiduciary capacity, please give title as such. Co-fiduciaries and joint owners should each sign.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           SMITH INTERNATIONAL, INC.

P     The undersigned hereby appoints Loren K. Carroll and Neal S. Sutton, and
R each of them, as his or her Proxy with full power of substitution in each, to O represent the undersigned at the Annual Meeting of Shareholders of SMITH
X INTERNATIONAL, INC. to be held at 1209 Orange Street, Wilmington, Delaware on Y April 25, 2000 at 9:00 a.m., and at any adjournments thereof, on all matters that may properly come before the meeting.

     YOUR SHARES WILL BE VOTED AS DIRECTED ON THIS CARD. IF SIGNED AND NO DIRECTION IS GIVEN FOR ANY ITEM, IT WILL BE VOTED IN FAVOR OF ITEMS 1 AND 2.

     Please sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.

Comments/Address Change:
                        --------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
               YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR VOTING.